SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


				Amendment No. 3


                             Meade Instruments Corp.
                                 --------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    583062104
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                June 16 , 2005
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 2 of  12 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,017,138
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,017,138
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     2,017,138
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================



------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 3 of  12 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,040,138
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,040,138
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     2,040,138
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================


------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 4 of  12 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC
                    (f/k/a Morningside Capital,  LLC)

--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,017,138
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,017,138
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     2,017,138
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================


------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 5 of  12 Pages
------------------------                            ----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   569,649
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               569,649
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     569,649
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================




------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 6 of  12 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    598,865
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               598,865
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     598,865
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================



------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 7 of  12 Pages
------------------------                            ----------------------------

================================================================================

   1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Concentrated Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                     2.6%

  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                848,624

               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      848,624

--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================



------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                   Page 8 of 12 Pages
------------------------                            ----------------------------


  AMENDMENT NO. 3 TO SCHEDULE 13D

         This Amendment No. 3, dated June 22, 2005 to Schedule 13D is filed by the Reporting Persons and amends the Schedule the 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission on May 10, 2005 (the "Schedule 13D"),relating to the common
Stock, (the "Common Stock") of Meade Instruments Corp., a Delaware
Corporation.


Items 3 and 5 are hereby amended and restated, as follows:


ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of June 22, 2005, Hummingbird has caused HVF, Microcap Fund, and Concentrated Fund to invest approximately $1,786,116, $1,878,327, and $2,794,669, respectively, in the Shares of the Issuer using their working capital. Mr. Sonkin has invested $73,140 in the Shares of the Issuer from his personal accounts.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 2,017,138 Shares representing approximately 10.1% of the outstanding shares of the Issuer (based upon 20,003,855 shares of Common Stock outstanding as of May 20, 2005 as reported on Form 10-K for the period ended February 28, 2005.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          Mr. Sonkin owns 23,000 Shares of the Issuer personally,and as the managing member and control person of Hummingbird, may also be deemed to have the sole voting and investment authority over the Shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 2,017,138 Shares representing approximately 10.1% of the outstanding shares of the Issuer, (and together with the 23,000 owned personally, an aggregate of 2,040,138 Shares, representing approximately 10.2% of the outstanding Share of the Issuer.) Mr. Sonkin disclaims any beneficial ownership of the Shares covered by this Statement, except by pecuniary interest in the 23,000 Shares owned by him personally.



------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                  Page 9 of  12 Pages
------------------------                            ----------------------------

          HC, as the general partner of each of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 2,017,138 Shares representing approximately 10.1% of the outstanding shares of the Issuer (based upon 20,003,855 shares of Common Stock outstanding as of May 20, 2005 as reported on Form 10-K for the period ended February 28, 2005.) HC disclaims any beneficial ownership of the Shares covered by this Statement.

          HVF is the beneficial owner of 569,649 Shares or 2.8% of the outstanding shares of the Issuer.

          Microcap Fund is the beneficial owner of 598,865 Shares or 3.0% of the outstanding shares of the Issuer.

	  Concentrated Fund is the beneficial owner of 848,624 Shares or 4.2% of the outstanding shares of the Issuer.

	 Mr. Sonkin owns 23,000 shares of the issuer in his personal accounts, representing approximately 0.1% of the shares of the Issuer.

          (c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
4/27/2005	open market purchase		3,600		2.884
4/28/2005	open market purchase		1,200		2.790
5/4/2005	open market purchase		1,500		2.780
5/5/2005	open market purchase		6,000		2.703
5/6/2005	open market purchase		6,170		2.645
5/9/2005	open market purchase		8,100		2.662
5/10/2005	open market purchase		4,900		2.703
5/11/2005	open market purchase		1,550		2.634
5/13/2005	open market purchase		1,000		2.695
5/16/2005	open market purchase		2,800		2.760
5/17/2005	open market purchase		  700		2.709
5/18/2005	open market purchase		2,350		2.636
5/23/2005	open market purchase		  500		2.739
6/2/2005	open market purchase		  500		2.740
6/7/2005	open market purchase		  500		2.740
6/8/2005	open market purchase		  515		2.710
6/9/2005	open market purchase		5,000		2.608
6/10/2005	open market purchase		2,000		2.633
6/13/2005	open market purchase		  900		2.613
6/16/2005	open market purchase		2,000		2.617
6/16/2005	open market purchase	       49,000		2.500





------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                  Page 10 of 12 Pages
------------------------                            ----------------------------


          Hummingbird caused the Microcap Fund to effect transactions in the Shares during the past 60 days as set forth below:

                                     NUMBER OF

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
4/27/2005	open market purchase		3,600		2.884
4/28/2005	open market purchase		1,200		2.790
5/4/2005	open market purchase		1,500		2.780
5/5/2005	open market purchase		5,600		2.703
5/6/2005	open market purchase		6,170		2.645
5/9/2005	open market purchase		8,000		2.662
5/10/2005	open market purchase		4,900		2.703
5/11/2005	open market purchase		1,550		2.634
5/13/2005	open market purchase		1,000		2.695
5/16/2005	open market purchase		2,800		2.760
5/18/2005	open market purchase		2,350		2.636
5/23/2005	open market purchase		  500		2.739
6/2/2005	open market purchase		  500		2.740
6/7/2005	open market purchase		  500		2.740
6/8/2005	open market purchase		  515		2.710
6/9/2005	open market purchase		5,000		2.608
6/10/2005	open market purchase		 2,000		2.633
6/13/2005	open market purchase		  900		2.613
6/16/2005	open market purchase	 	2,000		2.617
6/16/2005	open market purchase	       50,000		2.500




------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                  Page 11 of  12 Pages
------------------------                            ----------------------------

	Hummingbird caused the Concentrated Fund to effect transactions in the Shares during the past 60 days as set forth below:

                                     NUMBER OF

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
4/28/2005	open market purchase		1,245		2.790
5/4/2005	open market purchase		1,000		2.780
5/17/2005	open market purchase		  700		2.709
6/9/2005	open market purchase		2,000		2.608
6/10/2005	open market purchase		  500		2.633


	Mr. Sonkin has effected no transactions in his personal accounts during the past 60 days.

           (d)         Inapplicable.

           (e)         Inapplicable.





------------------------                            ----------------------------
CUSIP No. 583062104                13D/A                  Page 12 of  12 Pages
------------------------                            ----------------------------

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: June 22, 2005          	 HUMMINGBIRD MANAGEMENT, LLC
                                   (f/k/a Morningside Value Investors, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                 HUMMINGBIRD CONCENTRATED
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   HUMMINGBIRD CAPITAL, LLC
                                   (f/k/a Morningside Capital, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin